SPECIALTY BROKER

                                    AGREEMENT



                                SPECIALTY BROKER

                           SPECIALTY BROKER AGREEMENT


SPECIALTY BROKER AGREEMENT between AETNA LIFE INSURANCE AND ANNUITY COMPANY, with offices at 151 Farmington Avenue, Hartford, Connecticut 06156 (referred to in this agreement as the "Company") and SPECIALTYBROKER at ADDRESS1, ADDRESS2, ADDRESS3 (referred to in this agreement as "Specialty Broker").

Specialty Broker has read and fully understands the terms and conditions of this Specialty Broker Agreement (the "Agreement"), and its attachments.

To signify their agreement to the following provisions, Company and Specialty Broker have caused this instrument to be executed by their duly authorized representatives.


Signed at____________________________on_____________________.

Effective:


SPECIALTY BROKER                    Aetna Life Insurance and Annuity Company


_____________________________________    ______________________________________
           Specialty Broker                        Vice President

By: _________________________________
      (Please print name and title)



--------------------------------------------------------------------------------


    Life Code No. ________________      Federal Tax Id. No.___________________



    Aetna Life Insurance and Annuity Company
    Code No. _____

1.      Appointment

        The Company wishes to appoint The Specialty Broker as a specialty broker of the Company, and Specialty Broker agrees to accept such appointment, subject to the terms and conditions of this Agreement.

2.      Status of Specialty Broker

        Nothing contained in this Agreement shall be construed to create the relationship of employer and employee between the Company and Specialty Broker. The Specialty Broker is acting as an independent contractor only and not as an employee, partner, joint venturer or associate of the Company.

3.      Duties of the Specialty Broker

        (a) The Specialty Broker is authorized to solicit and submit to the Company personally or through its properly licensed agents or brokers (referred to in this Agreement as "Agents") applications for the Company's Individual Life Insurance products listed in the Company's Standard Schedule of Life Insurance Specialty Broker Compensation ("Compensation Schedule"), to deliver the policies, to collect first premiums, and to service the business.

        (b) The Specialty Broker shall exercise reasonable due care for the faithful performance, fidelity and honesty of its Agents and employees, and will maintain responsibility for all funds collected and business done by or entrusted to the Specialty Broker and its employees.

        (c) The Specialty Broker will comply with all requirements of the Company governing the submission of applications and shall make available to the Company all information, whether favorable or unfavorable, which comes into the Specialty Broker's possession concerning the underwriting of any risk.

        (d) The Specialty Broker will obligate the Company only to the extent authorized (1) by this Agreement, and amendments to this Agreement as may be made by the Company from time to time; (2) by the published rules, procedures and practices set forth by the Company; and (3) as may be authorized in writing by an officer of the Company.

        (e) The Specialty Broker shall pay all expenses of every nature incurred in connection with the conduct and maintenance of its agency.

        (f) The Specialty Broker will notify the Company in writing of a change in its chief executive officer or its majority voting stock ownership, if a corporation; a general partner if a partnership; or the majority ownership of the agency.

        (g) The Specialty Broker shall exercise reasonable care and diligence and exert its best efforts to ensure that the policies issued under this Agreement are maintained current and in force. The Specialty Broker shall promote the interests of the Company as contemplated by this Agreement so as not to adversely affect the Specialty Broker or Company's business reputation.

4.      Limitations of Specialty Broker's Authority

        (a) The Specialty Broker is not authorized on behalf of the Company to make, alter, modify, waive or change any of the terms, rates, or conditions of any of the Company's forms, policies, contracts, or advertising materials. The Specialty Broker shall not discharge contracts or waive forfeitures, quote rates not approved by the Company, extend the time of payment of any premium, extend credit, or guarantee dividends.

        (b) The Specialty Broker is not authorized and is expressly forbidden on behalf of the Company to estimate future policy performance except through the use of authorized projections or illustrations of the Company.

        (c) The Specialty Broker is not authorized to receive Company Funds (as defined in Section 10) except initial premiums, and is not authorized to deduct compensation, commissions, service fees, or allowances from Company Funds it collects.

        (d) The Specialty Broker has no exclusive territory.

        (e) The Specialty Broker shall not hold itself out as an employee, partner, joint venturer, officer, or associate of the Company; nor as an agent of the Company in any other manner, or for any other purpose, than is specifically provided in this Agreement.

5.      Bond/Errors & Omissions

        Specialty Broker shall maintain Errors & Omissions insurance coverage and/or a Bond of Indemnity in such amount and in such form as the Company may from time to time determine and the Specialty Broker shall provide evidence of such coverage when requested by the Company.

6.      Appointment of Agents

        (a) The Specialty Broker has the authority to recruit insurance Agents, at Specialty Broker's expense without any reimbursement from the Company, and recommend their licensing and appointment to the Company. The Company reserves the right to refuse to contract, license or appoint any such Agent.

        (b) The Specialty Broker may not recruit Agents on behalf of the Company who act as life insurance wholesalers or distributors without the prior written approval of the Company. The Specialty Broker must remain at all times the sole intermediary between the Agent and the Company.

        (c) The Specialty Broker shall submit to the Company agreements with Agents, on Company forms without modification, authorizing the Agents to solicit life insurance applications for the Company. A copy of each executed agreement shall be furnished to the Company by the Specialty Broker. These agreements are not in effect until signed by the Company's authorized representative.

        (d) The Company may terminate an Agent agreement in its sole discretion and without liability to the Specialty Broker. The Company will provide the Specialty Broker a written explanation of the specific reasons for the termination.

        (e) The Specialty Broker shall be responsible for keeping its Agents informed of Company's published rules, procedures, and practices which the Company provides to the Specialty Broker.

        (f) The Specialty Broker shall promptly report to the Company, in writing, any known or alleged misappropriation of funds by any Agent or employee regardless of whether such known or alleged misappropriation is with respect to funds of this Company or funds of any other person or company.

        (g) If an Agent terminates his or her relationship with the Specialty Broker or Company, the Specialty Broker may designate another Agent to provide service to the policyholder involved; provided, however, that such Agent meets all of the requirements of this Agreement.

7.      Licenses

        (a) The Specialty Broker agrees not to solicit any Company products in any state or jurisdiction unless the Specialty Broker and its writing Agent are properly licensed in that state or jurisdiction, and, as necessary, registered with the National Association of Securities Dealers.

        (b) The Specialty Broker will be responsible for maintaining in effect any required licenses to represent the Company and to sell life insurance within each state in which the Specialty Broker intends to carry on business.

8.      Acceptance of Applications

        The Specialty Broker is responsible for assuring that applications for insurance and other Company forms and payments obtained or received from Agents will be promptly forwarded to the Company. The Company reserves the right in its sole discretion and without liability to the Specialty Broker to refuse to accept, approve, or amend any applications submitted by the Specialty Broker.

9.      Delivery of Policies

        (a) Delivery of a policy may be made only if (1) to the best of the Specialty Broker or Agent's knowledge and belief, nothing material to the risk has changed since the initial application for such policy; (2) all required Company forms and amendments have been signed by the applicant and/or the insured; (3) the first premium has been fully paid; and (4) delivery is made within forty-five (45) days from the date the policy is mailed by the Company, unless the delivery period is extended by the Company.

        (b) The Specialty Broker will promptly return to the Company all policies not delivered to the applicant within the forty-five (45) day period. Any premium refunded by the Company to the Specialty Broker must be immediately returned to the applicant.

        (c) For each policy issued in a form as applied for and returned for cancellation on account of non-acceptance by the applicant, or which is rewritten at Specialty Broker's or Agent's request, the Company reserves the right to require the Specialty Broker to reimburse the Company for the cost of underwriting requirements and policy reissue, or the Company may elect to charge-back such costs against any compensation otherwise due the Specialty Broker.

10.     Company Funds

        Any money due or to become due the Company from customers as premiums or otherwise are funds of the Company ("Company Funds"). All Company Funds collected by the Specialty Broker for the Company must be immediately delivered to the Company and shall not be commingled with the Specialty Broker's personal funds.

11.     Policies Credited

        The Specialty Broker will be credited with all life insurance policies issued by the Company upon application bearing its name as Specialty Broker, or the name of Agents appointed with the Company through the Specialty Broker.

12.     Compensation

        (a) The Specialty Broker shall receive compensation in accordance with the Compensation Schedule in force on the date of issue of the policy for all services that it performs for the Company, subject to all the terms and conditions of this Agreement. The Compensation Schedule in effect on the date of this Agreement is attached to and made part of this Agreement.

        (b) The Company reserves the right to revise the Compensation Schedule upon thirty (30) days notice to the Specialty Broker, but the revision of the Compensation Schedule shall apply only to policies thereafter issued. Any revised Compensation Schedule shall become a part of this Agreement on its effective date.

13.     Payments to Agents

        (a) The Company shall pay commissions in accordance with the schedule of commissions included in or attached to the Agents' agreements.

        (b) The Company shall not be bound by an assignment or pledge of, or lien on, any Agent's commissions on behalf of the Specialty Broker, unless the Company has received specific and timely written notice of, and has agreed in writing to honor such assignment, pledge or lien.

        14.    Refund of Compensation

        Should the Company in its sole discretion for any reason refund or credit to the customer any premium, the Specialty Broker will promptly, on demand, refund to the Company all compensation paid to the Specialty Broker for such premium. Compensation adjustments may be made on decreases in premium for which first year compensation has previously been paid.

15.     Advances and Indebtedness

        (a) The Company is authorized, at any time either before or after the termination of this Agreement, to deduct from any compensation due from the Company to the Specialty Broker the entire amount of any Company Funds or other funds, including, but not limited to, advances or debts, owed by the Specialty Broker to the Company or its affiliates, associates, parents or subsidiaries.

        (b) Any compensation paid to the Specialty Broker for premiums later refunded or credited to the customer, or any overpayment of compensation shall be a debt due the Company from the Specialty Broker and payable in accordance with this Section.

        (c) In addition to all other rights available to the Company as a creditor, the Company shall have a first lien on all compensation payable under this Agreement for any of the funds, advances or debts described herein.

        (d) To the extent that compensation due to the Specialty Broker from the Company is insufficient to cover advances, the difference shall become a debt due to the Company. Interest at the rate of 8% per annum shall be charged on any indebtedness remaining due and payable to the Company after one year.

16.     Assignment

        An assignment of the Specialty Broker's rights and obligations under this Agreement or any compensation hereunder shall not be binding upon the Company until a copy of the assignment has been received at the Company's Home Office and approved in writing by an officer of the Company. The Company does not assume any responsibility for the validity, sufficiency or tax consequences of any assignment.

17.     Hold Harmless

        (a) The Specialty Broker will indemnify and hold the Company harmless for all expenses, loss or damage suffered by the Company because of a violation of, or refusal or failure to comply with the terms of this Agreement or with any federal or state laws, rules or regulations, or resulting from unauthorized acts or transactions, errors or omissions by the Specialty Broker or the Specialty Broker's employees except to the extent that the Company caused, contributed to or compounded such violation, refusal, failure, or other such transactions, acts, errors or omissions.

        (b) The Company will indemnify and hold the Specialty Broker harmless for all expenses, loss or damage suffered by the Specialty Broker caused by the Company's errors in preparing, processing or billing of any policy, except to the extent that the Specialty Broker caused, contributed to or compounded such errors. However, the Company will not be liable to the Specialty Broker for any legal or other expenses the Specialty Broker chooses to incur, solely on its own, in connection with any such error.

18.     Settlement of Disputes

        (a) Disputes between the Company, Specialty Broker, Agents, and/or policyholders relating to the Company's business, may be settled in good faith by the Company and such settlement is binding on the Specialty Broker.

        (b) The Specialty Broker shall cooperate fully with the Company in any investigation or proceeding of any regulatory or governmental body, or court of competent jurisdiction, if it is determined by the Company that the investigation or proceeding affects matters covered by or arising out of this Agreement.

        (c) The Specialty Broker has no authority to institute legal or administrative proceedings in the Company's name nor institute such proceedings in connection with the transaction of the Company's business unless the Company provides prior written approval for such actions by the Specialty Broker.

        (d) The Specialty Broker shall defend any act or alleged act of the Specialty Broker at its own expense. The Specialty Broker shall reimburse the Company for all costs, expenses or legal fees that the Company incurs for the defense of any administrative action in which the Company or the Specialty Broker is named and which is, in the Company's opinion, the consequence of any unauthorized act of the Specialty Broker.

        (e) The Specialty Broker shall immediately notify the Company if it is served with any paper or has knowledge of any legal or administrative action against the Company or which involves the Company.

19.     General Conduct, Rebates, Replacements

        (a) The Specialty Broker will comply with all published rules of the Company and with applicable federal, state or other laws and regulations governing the sale of the Company's products.

        (b) The Specialty Broker shall not rebate, or offer to rebate, all or any part of its compensation, commission or premium on a policy issued or to be issued by the Company, except where permitted by, and in accordance with, state law and established Company practices.

        (c) The Specialty Broker shall comply with the replacement rules and regulations of the Company and the state in which the Specialty Broker is licensed.

20.     Advertising

        The Specialty Broker will not, directly or indirectly, use or disseminate any advertising matter, prospectuses, circulars, letters, booklets, schedules, stationery, broadcasting, or sales material of any kind concerning the Company or its products, or which contains the Company's name or any of the Company's trademarks, unless produced by the Company; or use the name of the Company or any of the Company's trademarks in a publication of any form without obtaining the prior written authorization of an officer of the Company.

21.     Ownership of Company Property

        (a) In order to assist the Specialty Broker in the solicitation and sale of Company's products, the Company may from time to time make available to the Specialty Broker Company records, literature, authorization cards, sales aids, sales and rate manuals, computer software, computer hardware, supplies and equipment. The Specialty Broker recognizes that such materials and equipment of every kind and nature furnished to the Specialty Broker by the Company shall be and remain the property of the Company. The Specialty Broker shall not reproduce such materials without the Company's prior written approval.

        (b) The Specialty Broker shall safely keep and preserve Company property and shall replace at the Specialty Broker's expense any part thereof which may be lost, destroyed or defaced while the same are in the Specialty Broker's possession or control. On termination, the Specialty Broker shall deliver to the Company, or such person as it may designate, all Company property in the Specialty Broker's possession or control. Pending return of these items, the Company may withhold any and all compensation which may be due to the Specialty Broker.

22.     Termination and the Right to Compensation Thereafter

        (a) This Agreement may be terminated without cause by either party upon at least thirty days written notice specifying the termination date.

        (b) This Agreement may be terminated at the Company's discretion, at the end of any calendar year during which the Specialty Broker has not maintained a minimum first year premium persistency of 85%.

        (c) This Agreement will automatically terminate:

               (i) upon the death or total and permanent physical or mental disability of the Specialty Broker, if an individual,

               (ii) upon the dissolution of the corporation, if the Specialty Broker is a corporation; (iii) upon the dissolution of the partnership, if the Specialty Broker is a partnership; or

               (iv) upon the expiration or lapse of the Specialty Broker's license to represent the Company.

        If this Agreement is terminated as provided in Section 22(b) or Section 22(c), the Specialty Broker shall be entitled to compensation as set forth in the Compensation Schedule subject to the provisions of Section 15.

        (d) The Company may terminate this Agreement for cause at any time, immediately upon notice to the Specialty Broker, if:

               (i) the Specialty Broker shall knowingly and intentionally fail to conform to the published rules and regulations of the Company;

               (ii) the Specialty Broker shall have his license to transact business hereunder revoked, suspended, or refused by a state licensing authority;

               (iii) as it relates to a policy issued by the Company or while the Specialty Broker is conducting business on the Company's behalf, the Specialty Broker shall knowingly and intentionally fail to comply with the laws, Insurance Department regulations, or other administrative regulations, governing the insurance business of the state in which the Specialty Broker is licensed or of any other state in which the Company is authorized to do business;

               (iv) the Specialty Broker shall improperly induce any policyholder of the Company to discontinue premium payments, cancel or fail to renew his policy;

               (v) the Specialty Broker shall knowingly or intentionally make false or misleading statements about the Company or its products; or

               (vi) the Specialty Broker shall fail to remit Company Funds to the Company or return Company property upon written request; or subject the Company to any liability due to the Specialty Broker's misfeasance or malfeasance; or commit any fraud hereunder.

        If the Company terminates this Agreement for cause, no further compensation in any form shall be payable to the Specialty Broker after such termination, except compensation, service fees, or expense reimbursement allowance which were payable prior to such termination, less any outstanding indebtedness to the Company.

        (e) For purposes of determining whether this Agreement has been breached, if the Specialty Broker is a partnership or a corporation, then the acts of all general partners of the partnership, or of all officers, directors and voting shareholders of the corporation, as the case may be, shall be deemed acts of the Specialty Broker.

        (f) Termination of this Agreement will result in the termination of all agreements with Agents recruited by the Specialty Broker.

23.     Revocation of Prior Agreements

        (a) This Agreement, together with its attachments and schedules, contains the entire agreement between the Specialty Broker and the Company as of the effective date of this Agreement, and shall be effective to cover all applications taken by the Specialty Broker on or after the date of this Agreement.

        (b) The execution of this Agreement by the Company and Specialty Broker terminates and supersedes all previous written or verbal contracts or agreements made between said parties except as to renewal commissions, first year commissions and the service fees provided for in such contracts, if any, that may now be due or shall become due the Specialty Broker on business heretofore written. But nothing in this Agreement shall be construed to affect or waive any claim of any kind, whether for money or otherwise, of the Company against the Specialty Broker or any obligations or vested right under any prior contract or agreement.

24.     Provisions That Survive This Agreement

        (a) Sections 14, 15, 17, and 18 of this Agreement shall survive the termination of the other items and provisions of this Agreement.

        (b) In the event that the Specialty Broker, or any partner of the Specialty Broker, or any shareholder of the Specialty Broker, at any time after the termination of this Agreement shall improperly induce any policyholder of the Company to discontinue the payment of premiums, or cancel or fail to renew any policy, contract or certificate with the Company, then the Company shall have the right to terminate payment of any compensation of any sort hereunder.

25.     Governing Law

        This contract shall be governed by the laws of the State of Connecticut.

26.     Severability

        In the event one or more, but not all of the provisions of this Agreement are determined to be unlawful or unenforceable by a court or regulatory agency of competent jurisdiction or rendered so by statute or regulation, such determination shall not affect the legality or enforceability of the remainder of the terms of this Agreement.

27.     Modifications of this Agreement

        This Agreement and its attached schedules may not be changed or cancelled orally. The Company may, at any time after thirty (30) days notice to Specialty Broker, amend this Agreement in whole or in part. Any such amendment, however, shall in no way, except by mutual consent, affect policies issued or applications submitted before the amendment date.

28.     Notice

        (a) All notices and demands made under this Agreement shall be valid only if in writing and hand-delivered or properly sent by (i) United States certified or registered mail, postage prepaid, return receipt requested; or (ii) overnight delivery service such as Emery or Federal Express with provisions for a receipt and delivery charge prepaid, addressed as follows or to any other address a party may designate by giving notice to the other party.

        (b) Any notice sent to the Company should be sent to Vice President, Individual Life SBU, Aetna Life Insurance and Annuity Company, 151 Farmington Avenue, Hartford, CT 06156. Any notice sent to the Specialty Broker should be sent to the address indicated on page 1.

29.     Benefit

        This Agreement shall be binding upon, and inure to the benefit of the parties hereto, their legal representatives, successors, and assigns (to the extent limited by this Agreement).

30.     Miscellaneous

        (a) If the Specialty Broker or any of its Agents desires to sell any product produced currently or in the future by the Company or any of the Company's affiliates, the Specialty Broker or Agent must also hold a valid agreement to distribute any such products.

        (b) The Company reserves the right to:

            (i) modify the amount or plan of any policy available for sale or its premium rates;

            (ii)  modify any issue or underwriting rules;

            (iii) cancel or rescind any existing product available for sale; or

            (iv) withdraw any policy from any state at any time or introduce new policies.

        (c) The failure of the Company to enforce the performance of any of the terms of this Agreement will not constitute a waiver unless agreed to in writing by the Company and the Specialty Broker.

        (d) The captions and headings of the sections of this Agreement are for convenience only and are not to be used to interpret, modify, define or limit the provisions of this Agreement.

        (e) The rights and remedies reserved by the Company in this Agreement are in addition to and not exclusive of any other right or remedy available to the Company.

                                   APPENDIX I
                           CORPORATE SPECIALTY MARKETS
                         SCHEDULE OF BROKER COMMISSIONS
                            Effective August 30, 1993


1.   CORPORATE UNIVERSAL LIFE

     A.   DEFINITIONS
          Commissionable Basic Premium (CBP) - The basic premium for the insured's rate class (smoker, nonsmoker), and issue age, including policy fees, plus the basic premium for commissionable riders, benefits, and substandard extras.

     B.   COMMISSION RATES              (Percent of applicable premium)

                                                    RENEWAL          EXCESS
                                         1ST YEAR  YEARS 2-10       OVER CBP
                                        UP TO CBP  UP TO CBP      ALL DURATIONS
                                        ---------  ---------      -------------
          Corporate UL                      50         3%               0%

     C.   RIDERS

          Term Rider                        0%         0%               0%
          Disability Waiver              Same as base policy

2.   SPECIAL CASES
     Commissions payable in the following cases, irrespective of any other provisions of this schedule, will be at the rates allowed under the Company's rule and practices in effect at the time the premium is due.

     A.   Premiums on reinstatement of lapsed policies;
     B. Premiums of insurance which, in the judgment of the Company, takes or is to take the place of insurance previously issued by the Company on the same life;
     C.   Premiums on cases carrying special rate quotations.

3.   RATINGS

     All policies with table ratings will be commissionable at regular rates. Flat Dollar extras will be compensated as follows based on duration and purpose of the rating:

     A.   Temporary Flat extras for medical purposes:
               3% first year and renewal commission will be payable for Flat extras of less than 6 years.
     B.   Permanent Flat extras for medical reasons:
               Full first-year and renewal commissions, if any, will be paid.
     C.   Flat extras for aviation and avocation:
               3% first-year and renewal commission, if any, is payable.

                                   APPENDIX I
                           CORPORATE SPECIALTY MARKETS
                         SCHEDULE OF BROKER COMMISSIONS
                                    (Page 2)

4.   COMMISSION RULES

     A.   INTERNAL REPLACEMENT RULES

               Permanent Insurance to Permanent Insurance
               ------------------------------------------
               A first-year commission rate equal to 50% of the regular first-year rate (up to the commissionable basic premium on Corporate UL plans) will be paid on the original amount of insurance. Increases in coverage will be paid at normal rates. Regular renewal rates will be paid on the entire face amount of the new policy.

     B.   INCREASES
          Commissions are earned as paid premiums are applied.

     C.   COMMISSION ON WAIVED PREMIUMS
          Commissions are not payable on any premium or portion thereof which is waived.





____________________________________________             ___________________
Signature                                                Date

                                   APPENDIX II
                           CORPORATE SPECIALTY MARKETS
                     SPECIALTY BROKER COMPENSATION SCHEDULE
                            Effective August 30, 1993


EXPENSE ALLOWANCE PAYMENT

An expense allowance payment (EAP) equal to 20% of net earned first-year commission will be payable on individual life insurance policies credited to the Specialty Broker as defined in Section 11 of the Specialty Broker Agreement.

COMMISSION OVERRIDE

An override equal to 6% of net earned first-year commission will be paid on individual life insurance policies credited to the Specialty Broker as defined in Section 11 of the Specialty Broker Agreement. No override is paid in renewal years.

ADDITIONAL RENEWAL COMPENSATION

Additional renewal compensation (ARC) will be calculated and paid at the end of each calendar quarter based on cumulative net commissionable basic premiums paid on Corporate Specialty Markets ("CSM") policies of brokers associated to the Specialty Broker. The percentage payable will be calculated in accordance with the following schedule:

                                    ARC Payable on           ARC Payable on
            Earned First Year      2nd and 3rd Year       4th through 10th Year
          Commissionable Basic   Commissionable Basic     Commissionable Basic
             Premium During       Premium Paid During      Premium Paid During
          Prior Calendar Year    Current Calendar Year    Current Calendar Year

              0 to     99,999               0%                     0%
        100,000 to    499,999               2%                     0%
        500,000 to    999,999               3%                     0%
      1,000,000 to  2,499,999               5%                     1%
      2,500,000 to  4,999,999               8%                     2%
      5,000,000 to  9,999,999              12%                     3%
     10,000,000 to 14,999,999              13%                     3%
     15,000,000 & OVER                     15%                     3%

Notes:

(1)  ARC will be calculated and paid quarterly.

(2) ARC limited to commissionable basic premium only and does not include excess payments.

(3) ARC on CSM policies is based only upon production of CSM business. It is not integrated with sales of other Aetna policies or other ARC compensation contracts.

CONTINGENT RENEWAL

A 2% renewal commission will be paid after the 10th policy year if the Specialty Broker has an active Specialty Broker contract and policies are being serviced to policyholder and Company standards.

VESTING

All compensation except "Contingent Renewals" is vested to the Specialty Broker subject to the provisions of Section 22 of the Specialty Broker Agreement.

____________________________________________             ___________________
Signature                                                Date